Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Liz Bauer, Senior Vice President

(303) 804-4065

E-mail: liz_bauer@csgsystems.com

CSG SYSTEMS INTERNATIONAL, INC. REPORTS

FIRST QUARTER 2004 RESULTS

Revenues of $130.4 Million;

GAAP Net Income of $0.21 Per Diluted Share

ENGLEWOOD, COLO. (April 27, 2004) — CSG Systems International, Inc. (Nasdaq: CSGS), a leading provider of customer care and billing solutions, today reported results for the quarter ended March 31, 2004.

First Quarter 2004 Highlights:

•	GAAP results were as follows: total revenues were $130.4 million; operating income was $21.3 million; and net income per diluted share was $0.21.

•	Cash flows from operations for the quarter ended March 31, 2004 were $32.0 million, which reflects the impact of the $25.2 million arbitration payment made to Comcast and the receipt of income tax refunds of approximately $34 million, both of which occurred during the quarter (see CSG’s Form 10-K dated March 14, 2004 for additional discussion of the arbitration ruling and income tax refunds).

•	CSG’s Broadband Services Division (BSD) signed a new five-year contract with Comcast Corporation; extended its contract with Echostar Communications, its second largest customer; signed a five-year statement processing agreement with Cox Communications; and after quarter end signed a new five-year agreement with Adelphia Communications, which includes services related to Adelphia’s delivery of Voice over IP services.

•	CSG’s Global Software Services Division (GSS) signed a number of contracts during the quarter including several new customer wins in the EMEA and North American regions and expanded relationships with several customers including British Telecommunications, Beijing Telecom, BSNL, Level 3, Embratel and CANTV.

•	Interest in CSG’s newly introduced Kenan FX business framework continued with eight additional carriers choosing to upgrade or implement the solution. This brings the total Kenan FX customers to 14.

“We are starting to see signs of an improving environment, which I believe is evident in this quarter’s performance,” said Neal Hansen, chairman and chief executive officer of CSG Systems International, Inc. “Our Kenan FX suite is being extremely well-received by the market; we solidified our relationships with Comcast and Echostar, our two largest clients; and our customers continued to turn to us to help them grow their revenues and run their operations more efficiently.”

-more-

CSG Systems International, Inc.

April 27, 2004

Summary Results of Operations Information (unaudited)

(in thousands, except per share amounts and percentages):

	Three Months Ended March 31,
	2004	2003 (2)	Percent Change
Total revenues	$130,364	$141,932	(8%)
Operating income	21,284	17,856	19%
Net income	10,833	8,707	24%
Net income per diluted share	0.21	0.17	24%
Certain non-cash expenses (1):
Depreciation	3,636	4,599	(21%)
Amortization	6,321	6,591	(4%)
Stock-based employee compensation	4,145	1,295	220%

Total	$14,102	$12,485	13%

(1)	These items are calculated in accordance with GAAP, and are reflected in the accompanying Condensed Consolidated Statements of Income and Cash Flows.
(2)	During the fourth quarter of 2003, CSG adopted the fair value method of accounting for stock-based awards in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation”, using the prospective method of transition. The adoption of SFAS No. 123 was effective as of January 1, 2003. As a result, CSG has restated its consolidated financial statements for the first quarter of 2003 to reflect the inclusion of additional stock-based employee compensation expense of approximately $0.1 million.

First Quarter 2004 Results

Processing revenues for the first quarter of 2004 were $81.1 million, compared to $91.2 million for the same period last year and $80.8 million for the fourth quarter of 2003. The year-over-year quarterly reduction relates primarily to the lower revenues from Comcast as a result of the October 2003 arbitration ruling.

Software revenues decreased 25 percent year-over-year to $7.6 million and decreased 10 percent from the fourth quarter of 2003. Maintenance revenues generated $25.1 million of revenue in the quarter, a 12 percent increase when compared to the same period last year and a two percent increase when compared to the fourth quarter of 2003. Compared to the first quarter of last year, professional services decreased nine percent to $16.5 million, however, increased four percent compared to the fourth quarter of 2003.

Net income presented under generally accepted accounting principles (“GAAP”) for the first quarter of 2004 was $10.8 million, or $0.21 per diluted share. The first quarter results for 2004 were reduced by restructuring charges of approximately $2.2 million, or $0.02 per diluted share. GAAP net income for the first quarter of 2003 was $8.7 million, or $0.17 per diluted share. The first quarter 2003 results were reduced by approximately $3.2 million, or $0.04 per diluted share, due to restructuring charges. The increase in net income between the first quarter of 2004 and 2003 is primarily due to lower operating expenses resulting primarily from various cost reduction initiatives implemented by CSG.

-more-

CSG Systems International, Inc.

April 27, 2004

Divisional Results

CSG is organized into two divisions: the Broadband Services Division and the Global Software Services Division. CSG excludes its restructuring charges in the determination of its GAAP segment results. The results of operations for the divisions were as follows (in thousands, except percentages):

	Three Months Ended March 31, 2004
	Broadband Services Division	GSS Division	Corporate	Total
Processing revenues	$80,444	$688	$—	$81,132
Software revenues	888	6,749	—	7,637
Maintenance revenues	5,127	19,924	—	25,051
Professional services revenues	144	16,400	—	16,544

Total revenues	86,603	43,761	—	130,364
Segment operating expenses (3)	49,255	42,569	15,105	106,929

Contribution margin (loss) (3)	$37,348	$1,192	$(15,105)	$23,435

Contribution margin (loss) percentage	43.1%	2.7%	N/A	18.0%

	Three Months Ended March 31, 2003 (4)
	Broadband Services Division	GSS Division	Corporate	Total
Processing revenues	$90,449	$727	$—	$91,176
Software revenues	1,669	8,495	—	10,164
Maintenance revenues	5,029	17,374	—	22,403
Professional services revenues	370	17,819	—	18,189

Total revenues	97,517	44,415	—	141,932
Segment operating expenses (3)	51,635	51,322	17,960	120,917

Contribution margin (loss) (3)	$45,882	$(6,907)	$(17,960)	$21,015

Contribution margin (loss) percentage	47.1%	(15.6%)	N/A	14.8%

(3)	CSG’s segment operating expenses and contribution margin (loss), determined in accordance with GAAP, exclude restructuring charges of $2.2 million and $3.2 million, respectively, for the three months ended March 31, 2004 and 2003.
(4)	The respective segment results have been restated for the first quarter of 2003 to reflect the inclusion of additional stock-based compensation expense of approximately $0.1 million as a result of CSG’s adoption of SFAS No. 123, as discussed above.

Broadband Services Division

Total domestic customer accounts processed on CSG’s system as of March 31, 2004 were 43.5 million compared to 44.1 million as of December 31, 2003, a one percent decrease. During the quarter, certain contracts were renewed in which the definition of subscriber billing units were modified, having the effect of lowering the subscriber volume counts processed. The annualized revenue per processing unit for the first quarter of 2004 was $7.38 compared to an annualized revenue per processing unit of $7.33 for the fourth quarter of 2003.

CSG Systems International, Inc.

April 27, 2004

In addition, this quarter BSD extended its contract with Echostar Communications; signed a new contract with Comcast which includes financial minimums; signed a five-year statement processing contract with Cox Communications for its entire customer base; and signed a new five-year agreement with Adelphia that includes services related to Adelphia’s delivery of Voice over IP services.

Global Software Services Division

The GSS Division signed several new customers in the quarter, including several new customers in Europe and North America.

One of the new customers, a large mobile operator, serving approximately 12 million consumers, will use the CSG Total Care solution to provide the customer self-care component of their new customer management platform. The solution will enable the service provider to maintain a holistic view of its entire subscriber base, resulting in better service and updated customer information system-wide in real-time. In addition, eight service providers, including two new customers, have signed up for the new Kenan FX framework, bringing the total number of FX customers to 14.

CSG also expanded its relationship with a number of customers this quarter including British Telecommunications, Britain’s largest telecommunications provider; Beijing Telcom, a wholly-owned subsidiary of China Telecom; BSNL, India’s leading wireless provider; Embratel, one of Brazil’s largest telecommunications providers; CANTV, one of Venezuela’s largest telecommunications providers; and Level 3, an international communications and information services company.

Financial Condition

As of March 31, 2004, CSG had cash and short-term investments of $105.7 million, compared to $105.4 million, as of December 31, 2003. Billed net accounts receivable were $137.6 million as of March 31, 2004, compared to $130.7 million as of December 31, 2003.

In March 2004, CSG made the $30 million mandatory payment required as part of its amended credit agreement, using the proceeds from the income tax refunds received in the first quarter. CSG’s scheduled principal payments within the next 12 months are $19.6 million, with the next payment due on June 30, 2004 in the amount of $1.9 million.

Cash flows from operations for the quarter ended March 31, 2004 were $32.0 million, compared to $22.2 million for the same period in 2003, an increase of $9.8 million. Cash flows from operations for the first quarter of 2004 reflects the impact of the $25.2 million arbitration payment made to Comcast during the first quarter of 2004 and the receipt of the income tax refunds of approximately $34 million. Absent the impact of these items, cash flows from operations were relatively consistent between periods.

-more-

CSG Systems International, Inc.

April 27, 2004

During the first quarter of 2004, CSG did not acquire any of its outstanding common stock under its authorized stock repurchase program.

Second Quarter and Full Year 2004 Financial Guidance

“Our financial guidance for the second quarter is reflective of the increased activity that we are seeing in the marketplace,” Peter Kalan, chief financial officer, said. “For the second quarter, we are expecting revenues of between $127 million and $134 million and earnings per diluted share of between 20 and 25 cents.

“Based on our tight cost controls, we are raising guidance for 2004 earnings per diluted share, while maintaining our previous revenue guidance. In 2004, we are expecting revenues of between $515 million and $530 million,” Kalan added. “In addition, we are increasing our earnings per diluted share guidance to 88 cents and 96 cents.

“In addition, there are a number of non-cash items included in our earnings per share guidance,” Kalan said. “These non-cash items include amortization of approximately $28 million or 33 cents per diluted share, depreciation expense of approximately $16 million or 19 cents per diluted share, and stock-based employee compensation expense of approximately $15 million or 18 cents per diluted share. Our guidance does not include any restructuring charges that may be incurred beyond the first quarter of 2004 as we are not able to estimate them today.”

Conference Call

CSG will host a one-hour conference call on Tuesday, April 27, at 5 p.m. EDT, to discuss CSG’s first quarter results. The call will be carried live and archived on the Internet. A link to the conference call is available at www.csgsystems.com.

Additional Information

For additional information about CSG, please visit CSG’s web site at www.csgsystems.com. Additional information can be found in the Investor Relations section of the web site.

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (NASDAQ: CSGS) is a leader in next-generation billing and customer care solutions for the cable television, direct broadcast satellite, advanced IP services, next generation mobile, and fixed wireline markets. CSG’s unique combination of proven and future-ready solutions, delivered in both outsourced and licensed formats, empowers its clients to deliver unparalleled customer service, improve operational efficiencies and rapidly bring new revenue-generating products to market. CSG is an S&P Midcap 400 company. For more information, visit our Web site at www.csgsystems.com.

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to: 1) CSG’s ability to continue to perform satisfactorily and maintain good customer relations with its two largest customers, Comcast and Echostar Communications, which combined represent approximately 30 percent of the Company’s revenue; 2) the continued acceptance of CSG CCS/BP, CSG Kenan FX and their related products and services; 3) CSG’s ability to enhance current products and develop new technology that will retain existing clients and capture new

CSG Systems International, Inc.

April 27, 2004

market share; 4) significant forays into new markets, which may prove costly and unprofitable; 5) the degree to which CSG’s expectations of market penetration and consumer acceptance of broadband, wireline and wireless services prove true — and even if realized, CSG’s ability to meet the billing and customer care needs of that market; 6) client consolidation, which has decreased the number of potential buyers for many of CSG’s products and services; 7) CSG’s ability to expand and effectively operate its business internationally, which is much more complex and carries a higher collections risk; 8) CSG’s ability to renew software maintenance contracts and sell additional software products and services to existing and new clients, both domestically and internationally; 9) CSG’s ability to successfully deliver on lengthy and/or complex implementation projects, which by their nature, carry much more risk; and 10) CSG’s ability to realize the expected savings from its cost reductions programs, while simultaneously not jeopardizing its revenue opportunities. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.

FINANCIALS TO FOLLOW

CSG Systems International, Inc.

April 27, 2004

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS-UNAUDITED

(in thousands, except share and per share amounts)

	March 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$104,520	$105,397
Short-term investments	1,216	—

Total cash, cash equivalents and short-term investments	105,736	105,397
Trade accounts receivable-
Billed, net of allowance of $11,397 and $11,145	137,631	130,691
Unbilled and other	14,409	18,042
Deferred income taxes	7,673	9,134
Income taxes receivable	4,353	35,076
Other current assets	10,357	11,697

Total current assets	280,159	310,037
Property and equipment, net of depreciation of $91,712 and $89,529	36,051	38,218
Software, net of amortization of $66,487 and $62,957	34,527	37,780
Goodwill	219,404	219,199
Client contracts, net of amortization of $53,205 and $50,973	55,363	57,458
Deferred income taxes	50,674	53,327
Other assets	8,770	8,756

Total assets	$684,948	$724,775

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$19,624	$45,137
Client deposits	18,963	17,175
Trade accounts payable	20,850	21,291
Accrued employee compensation	23,807	32,415
Deferred revenue	57,510	52,655
Income taxes payable	25,388	20,723
Arbitration charge payable	—	25,181
Other current liabilities	23,413	25,818

Total current liabilities	189,555	240,395

Non-current liabilities:
Long-term debt, net of current maturities	179,301	183,788
Deferred revenue	3,756	3,270
Other non-current liabilities	5,415	6,537

Total non-current liabilities	188,472	193,595

Stockholders’ equity:
Preferred stock, par value $.01 per share; 10,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, par value $.01 per share; 100,000,000 shares authorized; 53,779,261 shares and 53,788,062 shares outstanding	593	593
Additional paid-in capital	285,519	281,784
Deferred employee compensation	(3,891)	(4,458)
Accumulated other comprehensive income:
Unrealized gain on short-term investments, net of tax	1	1
Cumulative translation adjustments	7,520	6,519
Treasury stock, at cost, 5,499,796 shares	(171,111)	(171,111)
Accumulated earnings	188,290	177,457

Total stockholders’ equity	306,921	290,785

Total liabilities and stockholders’ equity	$684,948	$724,775

-more-

CSG Systems International, Inc.

April 27, 2004

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME-UNAUDITED

(in thousands, except per share amounts)

	Three Months Ended
	March 31, 2004	March 31, 2003
Revenues:
Processing and related services	$81,132	$91,176
Software	7,637	10,164
Maintenance	25,051	22,403
Professional services	16,544	18,189

Total revenues	130,364	141,932

Cost of revenues:
Cost of processing and related services	33,806	34,119
Cost of software and maintenance	16,274	18,310
Cost of professional services	14,150	18,555

Total cost of revenues	64,230	70,984

Gross margin (exclusive of depreciation)	66,134	70,948

Operating expenses:
Research and development	15,840	15,498
Selling, general and administrative	23,223	29,836
Depreciation	3,636	4,599
Restructuring charges	2,151	3,159

Total operating expenses	44,850	53,092

Operating income	21,284	17,856

Other income (expense):
Interest expense	(3,554)	(3,874)
Interest and investment income, net	283	288
Other	(513)	386

Total other	(3,784)	(3,200)

Income before income taxes	17,500	14,656
Income tax provision	(6,667)	(5,949)

Net income	$10,833	$8,707

Basic net income per common share:
Net income available to common stockholders	$0.21	$0.17

Weighted average common shares	51,682	51,306

Diluted net income per common share:
Net income available to common stockholders	$0.21	$0.17

Weighted average common shares	52,255	51,485

-more-

CSG Systems International, Inc.

April 27, 2004

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS-UNAUDITED

(in thousands)

	Three Months Ended
	March 31, 2004	March 31, 2003
Cash flows from operating activities:
Net income	$10,833	$8,707
Adjustments to reconcile net income to net cash provided by operating activities—
Depreciation	3,636	4,599
Amortization	6,321	6,591
Restructuring charge for abandonment of facilities	595	683
Deferred income taxes	4,162	(64)
Tax benefit of stock options exercised	7	2
Stock-based employee compensation	4,145	1,295
Changes in operating assets and liabilities:
Trade accounts and other receivables, net	(2,079)	(6,125)
Other current and non-current assets	1,344	(97)
Arbitration charge payable	(25,181)	—
Income taxes payable/receivable	35,192	1,599
Accounts payable and accrued liabilities	(11,515)	(11,990)
Deferred revenues	4,505	17,022

Net cash provided by operating activities	31,965	22,222

Cash flows from investing activities:
Purchases of property and equipment	(1,406)	(2,262)
Purchases of short-term investments	(1,216)	(6)
Acquisition of businesses and assets, net of cash acquired	(307)	(835)
Acquisition of and investments in client contracts	(431)	(290)

Net cash used in investing activities	(3,360)	(3,393)

Cash flows from financing activities:
Proceeds from issuance of common stock	357	473
Repurchase of common stock	(213)	—
Payments on long-term debt	(30,000)	(1,075)
Payments of deferred financing costs	(247)	(87)

Net cash used in financing activities	(30,103)	(689)

Effect of exchange rate fluctuations on cash	621	768

Net increase (decrease) in cash and cash equivalents	(877)	18,908
Cash and cash equivalents, beginning of period	105,397	94,424

Cash and cash equivalents, end of period	$104,520	$113,332

Supplemental disclosures of cash flow information:
Cash paid (received) during the period for—
Interest	$3,376	$3,100
Income taxes	(34,114)	3,633